Exhibit 99.1

Contact: Yvonne Gill
October 11, 2013	570-724-0247
yvonneg@cnbankpa.com

C&N Announces THIRD QUARTER 2013 UNAUDITED Financial RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (C&N) announced its unaudited, consolidated financial results for the three-month and nine-month periods ended September 30, 2013.

Net income was $4,689,000 in the third quarter 2013, or $0.38 per basic and diluted share, as compared to $0.40 per share in the second quarter 2013 and down from $0.45 per share in the third quarter 2012. Net income for the nine months ended September 30, 2013 totaled $14,369,000, or $1.16 per share, representing an annualized return on average assets of 1.55% and an annualized return on average equity of 10.57%. Net income for the first nine months of 2013 was down from $1.37 per share for the first nine months of 2012.

Highlights related to C&N’s earnings results were as follows:

•	Net interest income totaled $10,631,000 in the third quarter 2013, down from $10,940,000 in the second quarter 2013 and $11,608,000 in the third quarter 2012. For the first nine months of 2013, net interest income of $32,618,000 was down $3,392,000 (9.4%) from the first nine months of 2012. In the first nine months of 2013, yields earned on securities and loans have fallen by more than interest rates paid on deposits and borrowings. Also, net interest income in 2012 was enhanced by the recovery of a security that had been written down in prior years, resulting in income (accretion) of $855,000, all of which was recorded in the first two quarters of 2012.

•	In the third quarter 2013, the provision for loan losses was $239,000, up from $66,000 in the second quarter 2013 and slightly higher than the third quarter 2012 amount of $236,000. The increase in the provision in the most recent quarter was mainly related to commercial loans. For the first nine months of 2013, the provision for loan losses was $488,000, up $67,000 from the total for the first nine months of 2012.

•	Noninterest revenue of $4,293,000 in the third quarter 2013 was $102,000 higher than in the second quarter 2013 and $171,000 higher than in the third quarter 2012. Service charges on deposit accounts increased $110,000 in the third quarter 2013 over the second quarter 2013, and total trust and brokerage revenues increased $168,000 in the third quarter 2013 over the third quarter 2012. For the first nine months of 2013, total noninterest revenue exceeded the corresponding 2012 total by $271,000, with increases in gains from sales of loans of $493,000 and total trust and brokerage revenues of $193,000. The net gain from premises and equipment was $14,000 in the first nine months of 2013, as compared to $271,000 in the first nine months of 2012.

•	In the third quarter 2013, realized gains from securities totaled $193,000, up from $100,000 in the second quarter 2013. In the third quarter 2012, C&N generated gains from sales of securities totaling $2,430,000 and also incurred losses from prepayment of borrowings totaling $2,190,000. Realized gains from securities totaled $1,452,000 in the first nine months of 2013 as compared to $2,631,000 in the first nine months of 2012, while losses from prepayment of borrowings amounted to $1,023,000 in the first nine months of 2013 as compared to $2,333,000 in the same period of 2012.

•	Noninterest expenses, excluding losses from prepayment of borrowings, totaled $8,610,000 in the third quarter 2013, up $90,000 (1.1%) as compared to the second quarter 2013 and $384,000 (4.7%) over the third quarter 2012. Professional fees expense (included in other operating expense) totaled $806,000 in the third quarter 2013, which was $345,000 higher than the second quarter 2013 amount and $694,000 higher than the third quarter 2012 amount. In the third quarter 2013, C&N incurred professional fees expense of $724,000 related to a consulting engagement in which the consulting firm identified recommendations for potential increases in revenues with an estimated annual total pre-tax benefit of approximately $1.3 million. Management expects to realize ongoing benefits from implementing the recommendations to a significant extent starting in the fourth quarter 2013 and thereafter, though the actual amount of benefits to be derived is difficult to estimate and is dependent on many variables. Also, in the second quarter 2013, C&N incurred professional fees expense of $315,000 from a consulting project related to debit card operations and electronic funds processing, for which reductions in electronic funds processing expenses and other benefits are expected to be realized over approximately the next five years. For the nine months ended September 30, 2013, total noninterest expenses of $25,683,000 were $723,000 (2.8%) higher than the corresponding total for the first nine months of 2012. Mainly as a result of the consulting engagements described above, professional fees expense was $1,071,000 higher in the first nine months of 2013 as compared to the first nine months of 2012. Pensions and other employee benefit costs were $273,000 lower in the first nine months of 2013 as compared to the first nine months of 2012, including a reduction of $215,000 in health insurance expense associated with C&N’s partially self-insured plan due to a lower amount of claims.

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,232,952,000 at September 30, 2013 as compared to $1,228,344,000 at June 30, 2013 and $1,310,009,000 at September 30, 2012.

•	Net loans outstanding (excluding mortgage loans held for sale) were $641,345,000 at September 30, 2013 as compared to $647,772,000 at June 30, 2013 and down $49.0 million (7.1%) from $690,357,000 at September 30, 2012. Total nonperforming assets as a percentage of assets was 0.83% at September 30, 2013 as compared to 0.80% at June 30, 2013 and 0.79% at September 30, 2012.

•	The outstanding balance of residential mortgages originated by C&N and sold to third parties, with servicing retained, totaled $138,074,000 at September 30, 2013, up from $126,489,000 at June 30, 2013 and up $54.9 million from one year earlier.

•	Deposits and repo sweep accounts totaled $968,298,000 at September 30, 2013, up from $955,156,000 at June 30, 2013, and down from $1,017,667,000 at September 30, 2012. The decrease in deposits as compared to one year earlier was primarily from a reduction in time deposits.

•	Total shareholders’ equity was $181,206,000 at September 30, 2013, up from $179,361,000 at June 30, 2013 and $180,146,000 at September 30, 2012. Net unrealized gains from available-for-sale securities amounted to $2,520,000 at September 30, 2013, down from $2,832,000 at June 30, 2013 and $12,278,000 at September 30, 2012, reflecting the effects of recent increases in long-term interest rates. Tangible common equity as a percentage of tangible assets was 13.71% at September 30, 2013, up from 12.03% a year earlier.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $760,964,000 at September 30, 2013, an increase of 7.6% from a year earlier, reflecting the effect of new accounts as well as net appreciation in asset values.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.